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                                                                     EXHIBIT 3.4

                      LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                       RENAISSANCE MEDIA (LOUISIANA) LLC


     This Limited Liability Company Agreement of Renaissance Media (Louisiana) LLC, is entered into by Renaissance Media Group LLC ("Renaissance Media Group"), as the sole member (the "Member").

     WHEREAS, on January 7, 1998 Renaissance Media (Louisiana) LLC (the "Company") was formed as a Delaware limited liability company by Renaissance Media Holdings LLC (the "Initial Member"), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. (S) 18-101, et seq.) (the
                                              ------
"Act");

     WHEREAS, the Initial Member wishes to withdraw from the Company on the date hereof; and

     WHEREAS, the Member wishes to continue the Company and to enter into a Limited Liability Company Agreement with respect to the Company.

     NOW, THEREFORE, the party hereto agrees as follows:

     1. Name. The name of the limited liability company formed hereby is "Renaissance Media (Louisiana) LLC" (the "Company").

     2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

     3. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 1013 Centre Street, Wilmington, New Castle County, Delaware 19805.

     4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is
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Corporation Service Company, 1013 Centre Street, Wilmington, New Castle County,
Delaware 19805.

5. Member. The name and the business, residence or mailing address of the Member are as follows:

     Name                              Address

     Renaissance Media Group LLC       One Cablevision Center
                                       Suite 100
                                       Ferndale, NY 12734

     6. Powers. The business and affairs of the Company shall be managed by or under the direction of the Member, acting through a board of representatives (the "Board of Representatives"). The Board of Representatives shall consist of at least one representative (each, a "Representative") appointed by the Member; provided that each such Representative must also be an officer, director, employee or partner of the Member or a parent entity (direct or indirect) of such Member. On all matters submitted to the Board of Representatives, each Representative shall be entitled to cast one vote. The Member may remove, with or without cause, and replace any Representative. Each Representative shall act for the Member, as directed by the Member, for purposes of casting the votes of the Member, acting by consent, taking any other actions pursuant to this Agreement and making any election or decision to be made by the Member pursuant to this Agreement. The Member, by execution of this Agreement, agrees and consents to the actions and decisions of each such Representative within the scope of such Representative's authority as provided herein as if such actions or decisions had been taken or made by the Member.

     The Member, acting through the Board of Representatives, shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware. Renaissance Media Group is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

     7. Capital Contribution. The Member has contributed, or will contribute concurrently with the execution of this Agreement, the following amount in cash to the Company:

                                       2
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     Renaissance Media Group LLC         $      1,000
                                         ------------
                         Total:          $      1,000

     8. Additional Contributions. The Member may, but is not required to, make any additional capital contribution to the Company.

     9. Renaissance Media Holdings LLC. Upon execution of this Agreement or a counterpart of this Agreement, the Initial Member shall withdraw from the Company. Upon such withdrawal, the Member of the Company is authorized to, and shall continue, the business of the Company without dissolution. The parties hereto acknowledge that the Initial Member's obligations will be fully discharged upon its withdrawal from the Company.

     10. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member.

     11. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

     12. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

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     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the 20th day of March, 1998.

                                     RENAISSANCE MEDIA GROUP LLC

                                     By: /s/ Fred Schulte
                                        ----------------------------------------
                                        Name:  Fred Schulte
                                        Title: Chief Executive Officer


ACKNOWLEDGMENT:

Effective upon the execution hereof by the party hereto, Renaissance Media Holdings LLC hereby withdraws from the Company.


                                        RENAISSANCE MEDIA HOLDINGS LLC


                                        By: /s/ Fred Schulte
                                           -------------------------------------
                                           Name:  Fred Schulte
                                           Title: Chief Executive Officer

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